Item 77H - Deutsche Small Cap Value Fund (a series of Deutsche Value Series)
Change in Control of Registrant

Below is the person presumed to control one of Registrant's series because such person owned more than 25% of the series based on the records of the series.
As of February 2, 2015:
Series
Name of Person
Ownership
as % of
Series
Deutsche
Small Cap
Value Fund

EDWARD D JONES
& CO
FOR THE BENEFIT
OF CUSTOMERS
ST LOUIS MO
63131-3729
28.24%

As of August 1, 2014:
No investor beneficially owned 25% or more of Deutsche Small Cap Value Fund as of August 1,
2014.



S:\Shared\Financial Reporting\DeAM\Production\2015\11.30.15\N-SAR\N-
SAR Backup\Deutsche Value Series, Inc\Item 77H Small Cap Value
113015.docx

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